UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): October 31, 2019

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE American
Rights to purchase Series A Participating Cumulative Preferred Stock, par value $1.00 per share	LEU*	NYSE American
*The rights currently transfer with the shares of Common Stock

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On October 31, 2019, American Centrifuge Operating, LLC, a Delaware limited liability company (“ACO”) and a wholly owned subsidiary of Centrus Energy Corp. (“Centrus”), entered into a definitive agreement (the “Agreement”) with the United States Department of Energy (“DOE”). As previously disclosed by Centrus on the Current Report on Form 8-K filed on June 3, 2019 with the Securities Exchange Commission, ACO and DOE entered into a preliminary letter agreement (“Letter Agreement”) pursuant to which ACO began work on demonstrating its ability to produce high assay, low-enriched uranium (“HALEU”) while the parties were working toward a definitive agreement. ACO and DOE have entered into the Agreement as contemplated by the Letter Agreement.
Under the terms of the Agreement, ACO will continue to demonstrate production of HALEU with existing United States origin enrichment technology and provide DOE with HALEU for near term use in its research and development for the advancement of civilian nuclear energy and security, and other programmatic missions.
HALEU is a component for advanced nuclear reactor fuel that is not commercially available today and may be required for a number of advanced reactor designs currently under development in both the commercial and government sectors. Existing reactors typically operate on low-enriched uranium (LEU), with the uranium-235 isotope concentration just below 5 percent. HALEU has a uranium-235 isotope concentration of up to 20 percent, giving it several potential technical and economic advantages. For example, the higher concentration of uranium means that fuel assemblies and reactors can be smaller and reactors will require less frequent refueling. Reactors can also achieve higher “burnup” rates, meaning a smaller volume of fuel will be required overall and less waste will be produced. HALEU may also be used in the future to fabricate next-generation fuel forms for the existing fleet of reactors in the United States and around the world; these new HALEU-based fuels could bring improved economics and inherent safety features while increasing the amount of electricity that can be generated at existing reactors.
Centrus believes its investment in the technology will position the Company to meet the needs of its customers as they deploy advanced reactors and next generation fuels. There are no guarantees about whether or when government or commercial demand for HALEU will materialize, and there are a number of technical, regulatory and economic hurdles that must be overcome for these fuels and reactors to come to the market.
Work under the Agreement includes licensing, constructing, assembling and operating AC100M centrifuge machines and related infrastructure in a cascade formation to produce HALEU. Under the Agreement, DOE will reimburse ACO for up to 80 percent of the total program costs up to a maximum amount of $115 million. The corresponding 20 percent cost share for ACO would be $29 million. Any costs incurred above these amounts would increase ACO’s cost share. Based on current program cost estimates under review, Centrus expects to recognize a portion of ACO’s anticipated total cost share as a loss in the fourth quarter of 2019 in the approximate range of $17-22 million. The total cost share is expected to exceed $29 million, including certain operating costs in support of the program that will be recognized as expense as incurred over the three-year contract term. The anticipated loss on the contract will be adjusted periodically as circumstances change.
Additionally, as previously disclosed by Centrus, in connection with the program, United States Enrichment Corporation, a Delaware corporation (“Enrichment”) and a wholly owned subsidiary of Centrus, entered into an Amendment to the Lease Agreement between Enrichment and DOE for the lease of the gas centrifuge enrichment plant facilities at Piketon, Ohio for the American Centrifuge plant and related personal property (the “GCEP Lease”). Pursuant to the amendment, the GCEP Lease, which was scheduled to expire by its terms on June 30, 2019, was renewed and extended until May 31, 2022, provided that the lease may terminate the GCEP Lease early upon completion of the work under the Agreement.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the text of the Agreement, a copy of which is expected to be filed as an exhibit to Centrus’ Annual Report on Form 10-K for the year ending December 31, 2019.
A copy of the press release announcing the Agreement is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 5, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	November 5, 2019	By:	/s/ Philip O. Strawbridge
Philip O. Strawbridge
Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer